As filed with the Securities and Exchange Commission on June 5, 2025
Registration No. 333-_______
    UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
RAYONIER ADVANCED MATERIALS INC.
(Exact name of registrant as specified in its charter)

Delaware	46-4559529
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

1301 Riverplace Boulevard, Suite 2300 Jacksonville, FL (Address of Principal Executive Offices)	32207 (Zip Code)
Rayonier Advanced Materials Inc. 2023 Incentive Stock Plan, as Amended and Restated
(Full title of the plan)
Richard Colby Slaughter
Senior Vice President, General Counsel and Corporate Secretary
1301 Riverplace Boulevard, Suite 2300
Jacksonville, Florida 32207
(Name and address of agent for service)
(904) 357-4600
(Telephone number, including area code, of agent for service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	Accelerated filer
Non-accelerated filer	Smaller reporting company
Emerging growth company
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

EXPLANATORY NOTE

Registration of Additional Securities

    On May 14, 2025, the stockholders of Rayonier Advanced Materials Inc. (the “Registrant”) approved the Rayonier Advanced Materials Inc. 2023 Incentive Stock Plan, as Amended and Restated (the “2023 Plan”), to increase the number of shares of common stock, par value $0.01 per share (“Common Stock”), available under the 2023 Plan by 2,573,000 shares and to implement certain additional amendments summarized in Proposal No. 5 in the Registrant’s definitive proxy statement filed with the Securities and Exchange Commission (the “Commission”) on March 31, 2025 (“2025 Proxy Statement”). This Registration Statement is being filed with the Commission pursuant to General Instruction E to Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), to register the additional 2,573,000 shares of Common Stock under the 2023 Plan. This Registration Statement hereby incorporates by reference the contents of the Registrant’s Registration Statement filed on Form S-8 filed with the Commission on May 18, 2023 (Registration No. 333-272061), which registered 3,922,953 shares of Common Stock (the “Original Registration Statement”), except to the extent expressly supplemented, amended or superseded by the information set forth herein.
PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.
The following documents filed with the Commission pursuant to the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), by the Registrant are incorporated in this Registration Statement by reference and shall be deemed to be a part hereof; provided, however, that any reports or portions thereof that are furnished, including under Item 2.02 or Item 7.01 of a Current Report on Form 8-K and any exhibits included with such items, shall not be deemed incorporated by reference in this Registration Statement:
(a)The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2024, as filed with the Commission on March 6, 2025 (“2024 Form 10-K”);
(b)The information specifically incorporated by reference into the Registrant’s 2024 Form 10-K from the Registrant’s 2025 Proxy Statement;
(c)The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 29, 2025, as filed with the Commission on May 7, 2025;
(d)The Registrant’s Current Reports on Form 8-K filed with the Commission on May 16, 2025; and
(e)The description of the Registrant’s capital stock contained in the Registrant’s Registration Statement on Form 10 filed with the Commission on January 29, 2014, as amended by Amendment No. 1 filed on March 31, 2014, Amendment No. 2 filed on April 23, 2014, Amendment No. 3 filed on May 13, 2014 and Amendment No. 4 filed on May 29, 2014, as updated by the description of the Common Stock contained in Exhibit 4.1 to the 2024 Form 10-K, and any amendment or report filed for the purpose of updating such description.
All documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than any such documents or portions thereof that are furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K, unless otherwise indicated therein, including any exhibits included with such Items) subsequent to the filing of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold, or which deregisters all securities then remaining unsold, shall be deemed to be incorporated in this Registration Statement by reference and to be a part hereof from the date of filing of such documents.

Any statement contained in this Registration Statement, in an amendment hereto or in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed amendment to this Registration Statement or in any document that also is incorporated by reference herein modifies or supersedes such statement.
Item 5. Interests of Named Experts and Counsel.
The legality of the issuance of the Common Stock being registered has been passed upon for the Registrant by Richard Colby Slaughter, Senior Vice President, General Counsel and Corporate Secretary of the Registrant. Mr. Slaughter is employed by the Registrant, participates in various employee benefit plans of the Registrant under which he may receive shares of Common Stock or restricted stock units, options to purchase shares of Common Stock or other types of equity awards under the Plan, and currently beneficially owns less than 1% of the outstanding shares of Common Stock.
Item 6. Indemnification of Directors and Officers.
The Registrant is incorporated under the laws of the State of Delaware.
As permitted by Delaware law, the Registrant’s amended and restated certificate of incorporation provides that directors and officers of a corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of their fiduciary duties as directors, except for liability:
•for any breach of their duty of loyalty to the corporation or its stockholders;
•for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
•under Section 174 of the Delaware General Corporation Law (“DGCL”) relating to unlawful payments of dividends or unlawful stock repurchases or redemptions;
•for any transaction from which the director derived an improper personal benefit; or
•of an officer in any action by or in the right of the corporation.
The limitation of liability does not apply to liabilities arising under the federal or state securities laws and does not affect the availability of equitable remedies, such as injunctive relief or rescission.
The Registrant’s amended and restated certificate of incorporation and amended and restated bylaws include provisions that indemnify, to the fullest extent allowable under the DGCL, the personal liability of directors or officers for monetary damages for actions taken as a director or officer of the Registrant, or for serving at the Registrant’s request as a director or officer or another position at another corporation or enterprise, as the case may be. The Registrant’s amended and restated certificate of incorporation and amended and restated bylaws also provide that the Registrant must indemnify and advance reasonable expenses to its directors and officers, subject to its receipt of an undertaking from the indemnified party as may be required under the DGCL. The Registrant’s amended and restated certificate of incorporation expressly authorizes the Registrant to carry directors’ and officers’ insurance to protect it, its directors, officers and certain employees for some liabilities.
The foregoing is only a general summary of certain aspects of Delaware law and the Registrant’s amended and restated certificate of incorporation and amended and restated bylaws dealing with indemnification of directors and officers and does not purport to be complete.

Item 8. Exhibits.
See the Exhibit Index, which is incorporated herein by reference.

EXHIBIT INDEX

Exhibit Number	Description
4.1	Amended and Restated Certificate of Incorporation of Rayonier Advanced Materials Inc., as amended (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Form 10-K filed on March 6, 2025)
4.2	Amended and Restated Bylaws of Rayonier Advanced Materials Inc., effective October 19, 2022 (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Form 8-K filed on October 19, 2022)
4.3	Rayonier Advanced Materials Inc. 2023 Incentive Stock Plan, as Amended and Restated effective May 14, 2025, filed herewith

5.1	Opinion of Counsel as to the legality of securities, filed herewith

23.1	Consent of Grant Thornton LLP, filed herewith

23.2	Consent of Counsel, filed herewith (included in Exhibit 5.1)

24.1	Powers of Attorney, filed herewith (included on the signature page of this Registration Statement)

107	Filing Fee Table, filed herewith

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jacksonville, State of Florida on June 5, 2025.

Rayonier Advanced Materials Inc.

By:	/s/ Richard Colby Slaughter
Richard Colby Slaughter
Senior Vice President, General Counsel and Corporate Secretary

POWER OF ATTORNEY
KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints each of De Lyle W. Bloomquist, Marcus J. Moeltner and Richard Colby Slaughter as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him or her and in his or her name, place and stead, in any and all capacities to sign any and all amendments (including all pre-effective and post-effective amendments) to this Registration Statement (and to any registration statement filed pursuant to Rule 462 under the Securities Act of 1933, as amended), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitutes, each acting alone, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated on June 5, 2025.

Signature	Title

/s/ De Lyle W. Bloomquist	Chief Executive Officer and President (Principal Executive Officer) and Director
De Lyle W. Bloomquist

/s/ Marcus J. Moeltner	Chief Financial Officer and Senior Vice President, Finance (Principal Financial Officer)
Marcus J. Moeltner

/s/ Gabriela Garcia	Chief Accounting Officer and Vice President, Corporate Controller (Principal Accounting Officer)
Gabriela Garcia

/s/ Lisa M. Palumbo	Chair of the Board, Director
Lisa M. Palumbo

/s/ Eric M. Bowen	Director
Eric M. Bowen

/s/ Julie A. Dill	Director
Julie A. Dill

/s/ Charles R. Eggert	Director
Charles R. Eggert

/s/ James F. Kirsch	Director
James F. Kirsch

/s/ David C. Mariano	Director
David C. Mariano

/s/ Ivona Smith	Director
Ivona Smith

/s/ Bryan D. Yokley	Director
Bryan D. Yokley